EX-33.1


MANAGEMENT'S ASSERTION OF COMPLIANCE

Management of the Agency and Trust division of Citibank, N.A. (or "Company") is responsible for assessing compliance with the servicing criteria set forth in
Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the servicing criteria set forth in Item 1122(d) of Regulation AB are applicable in regard to the servicing platform as of and for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) and certain privately-issued (i.e., for which transaction-level reporting is required pursuant to contractual obligation) commercial mortgage-backed securities issued on or after January 1, 2011 ,as listed in Appendix A, for which the Company provides the following servicing functions (the "Platform"):

*paying agent, certificate administration and trustee; or *certificate administration and paying agent

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company with respect to the Platform as to any transaction, except for the following servicing criteria: 1122(d)(1)(iii), 1122
(d)(4)(i)-1122(d)(4)(ii) and 1122(d)(4)(iv)-1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the "Applicable Servicing Criteria"). With respect to criteria 1122(d)(2)(iii) and 1122(d)(4)(iii), there were no activities performed during the twelve months ended December 31, 2013 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.

Period: Twelve months ended December 31, 2013 (the "Period").

With respect to the Platform as of and for the Period, the Company's management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

* The Company's management is responsible for assessing the Company's compliance with the Applicable Servicing Criteria.

* The Company's management has assessed compliance with the Applicable Servicing Criteria. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

* Based on such assessment, the Company has complied, in all material respects, with the Applicable Servicing Criteria.


KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management's assertion of compliance with the Applicable Servicing Criteria as of and for the Period.

CITIBANK, N.A.

By: /s/ Karen Montbach
Its: Managing Director


Dated: February 28, 2014


(page)


Appendix A

Mortgage-backed Transactions and Securities Constituting the Platform

DEAL NAME
CCMT 2013-375P
CCMT 2012-GC8
CCMT 2013-GCJ11
CCMT 2013-GC15
CCMT 2013-GC17
CFCRE 2011-C2
GSMC 2011-GC3
GSMST-2011-GC5